Exhibit 10.3

$85 MILLION SENIOR SECURED

DEBTOR-IN-POSSESSION NOTES FACILITY

SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions (the “Term Sheet”) outlines certain terms of a proposed DIP Facility (as defined below).  This Term Sheet was prepared for discussion purposes only and does not constitute an offer, agreement, or commitment to enter into the DIP Facility, the Operative DIP Facility Documents (as defined below), or any other business transaction.  The terms and conditions of this proposed Term Sheet may be modified or supplemented by the DIP Noteholders in their sole discretion at any time and from time to time during the course of discussions as a result of changed market conditions or otherwise. This proposed Term Sheet is not exhaustive as to all of the terms and conditions that would govern the transactions described herein.

Debtors

Real Industry, Inc. (“RII”), Real Alloy Intermediate Holdings, LLC (“Intermediate Holding”), Real Alloy Holding, Inc. and certain of its direct and indirect subsidiaries (collectively, the “Debtors” and exclusive of RII, collectively, the “DIP Debtors”)) shall file jointly administered cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Issuer	Real Alloy Holding, Inc. (the “Issuer”).
Guarantors

The DIP Facility will be guaranteed jointly and severally by all of the DIP Debtors, including all of the entities that are issuers of, or that guarantee, the Prepetition Notes (as defined below), including Intermediate Holding (the “Guarantors”).

DIP Notes Trustee DIP Collateral Trustee

Before the Bankruptcy Court hearing to consider approval of the DIP Facility on a final basis, the Required DIP Noteholders (as defined below) shall select a trustee for the DIP Facility (in such capacity, the “DIP Notes Trustee”) and a collateral trustee for the DIP Facility (in such capacity, the “DIP Collateral Trustee,” and together with the DIP Notes Trustee, the “DIP Trustees”).  For the avoidance of doubt, the same entity may serve as both DIP Notes Trustee and DIP Collateral Trustee.  Any references to the DIP Notes Trustee or DIP Collateral Trustee herein shall be disregarded to the extent the DIP Notes Trustee or DIP Collateral Trustee, as applicable, has not yet been appointed.

DIP Noteholders

Investment funds and accounts managed by DDJ Capital Management, LLC (the “DDJ Noteholders”) and any other holders of DIP Notes (as defined below) purchased under the DIP Notes Purchase Agreement (as defined below) (collectively, the “DIP Noteholders”).

“Required DIP Noteholders” shall mean (i) the DIP Noteholders holding a majority of the outstanding DIP Obligations, and (ii), for so long as the DDJ Noteholders hold any DIP Obligations, the DDJ Noteholders.

Subject to the entry of the Interim DIP Order and the other conditions described herein, the DDJ Noteholders and certain other Holders of the Prepetition Notes (as defined below) who execute the DIP Notes Purchase Agreement prior to the initial closing under the DIP Facility and fund their share of the Interim Commitments (together with the DDJ Noteholders, the “Backstop DIP Noteholders”) shall commit to backstop the full amount of the DIP Facility on the terms set forth herein and the Operative DIP Facility Documents. Holders of the Prepetition Notes, other than the DIP Backstop Noteholders, shall be permitted to become DIP Noteholders pursuant to syndication procedures acceptable to the Required DIP Noteholders (“DIP Syndication Procedures”), with each holder of Prepetition Notes, other than the Backstop DIP Noteholders, entitled to a percentage of the Total Aggregate Commitments (as defined below) equal to the percentage of Prepetition Notes held by such holder measured against the aggregate principal amount of Prepetition Notes outstanding as of the Petition Date (as defined below), provided that such holders of Prepetition Notes consent to the DIP Facility and transactions contemplated herein.  The Backstop DIP Noteholders shall retain any commitments under the DIP Facility to which the other holders of the Prepetition Notes fail to subscribe in accordance with the protocol set forth above.  The DIP Debtors, at their expense, will retain an information agent acceptable to the Required DIP Noteholders and otherwise cooperate and provide assistance in connection with the administration and implementation of the DIP Syndication Procedures.  Unless the Required DIP Noteholders otherwise agree, the DIP Syndication Procedures shall be effectuated so that the eligible Prepetition Noteholders that elect to participate in the DIP Notes Facility will hold the same percentage of funded and unfunded commitments under Total Aggregate Commitment but without requiring any DIP Noteholder to directly transfer any portion of its DIP Notes to any Prepetition Noteholder.

Control by Required DIP Noteholders

The DIP Trustees shall take direction from and act in accordance with the instructions of the Required DIP Noteholders, who shall be authorized to amend or modify the terms of any Operative DIP Facility Documents (as defined below) and to consent to, and release any and all liens on the DIP Collateral (as defined below) in connection with, asset sales or other dispositions of DIP Collateral (including pursuant to section 363 of the Bankruptcy Code or pursuant to a chapter 11 plan), except for the following limitations, which shall require approval of all DIP Noteholders directly affected thereby:

(A)   reduce the principal of, rate of interest on or any fees with respect to the New Money DIP Notes (as defined below) or forgive any principal, interest (other than any default portion thereof) or fees with respect to any New Money DIP Notes or payment of the foregoing in full, in cash, when due;

(B)   postpone the date fixed for, or waive, any payment of principal or interest (provided that the Required DIP Noteholders shall be permitted to extend the Maturity Date (as defined below) and to control (or agree to forbear with respect to) any exercise of remedies in connection with any and all Events of Default (as defined below));

(C)   alter any applicable pro rata sharing or allocation of payments or proceeds of DIP Collateral provisions;

(D)   change the definition of the term Required DIP Noteholders;

(E)   convert the DIP Obligations into any exit financing facility for the DIP Debtors; or

(F)    consent to the assignment, delegation or other transfer by any of the Issuer or Guarantors of any of its rights and obligations under any Operative DIP Facility Documents or release the Issuer or Guarantors of their respective payment obligations under the Operative DIP Facility Documents.

Prepetition Notes Indenture

That certain Indenture dated as of January 8, 2015 (as amended or otherwise modified from time to time, the “Prepetition Notes Indenture” and together with the other “Note Documents” (as defined in the Prepetition Notes Indenture, the “Prepetition Notes Documents”), among the Issuer (as defined therein), the Guarantors (as defined therein), Wilmington Trust, National Association, as trustee and collateral trustee (in such capacities, the “Prepetition Notes Trustee”), providing for the issuance of 10.000% senior secured notes due 2019 (the “Prepetition Notes” and the “Notes Obligations” (as defined in the Prepetition Notes Indenture) the “Prepetition Notes Obligations”).  Capitalized terms used, but not otherwise defined, herein shall have their respective meanings as set forth in the Prepetition Notes Indenture.

Prepetition ABL Agreement

That certain Revolving Credit Agreement, dated as of March 14, 2017 (as amended or otherwise modified from time to time, the “Prepetition ABL Agreement,” and the Obligations as defined therein, the “Prepetition ABL Obligations”), among the Borrowers (as defined therein), the Borrower Representative (as defined therein), the other Credit Parties (as defined therein) party thereto, Bank of America, N.A., as administrative agent (the “Prepetition ABL Agent”), and the lenders party thereto (the “Prepetition ABL Lenders”).

DIP ABL Facility

The DIP Facility is conditioned upon certain of the DIP Debtors’ entry into a debtor-in-possession credit facility with the Prepetition ABL Agent and all or certain of the Prepetition ABL Lenders (or a similar facility asset based facility with alternative an agent (the “DIP ABL Agent”) and lenders secured by comparable collateral as the Prepetition ABL Obligations) (the “DIP ABL Facility”), which DIP

ABL Facility may roll up the Prepetition ABL Obligations (such rolled up obligations, the “Roll Up DIP ABL Obligations,” and the other obligations under the DIP ABL Facility, the “New Money DIP ABL Obligations”) under which the DIP Debtors shall be permitted to draw as of the closing, subject to the borrowing base (calculated in the manner set forth in the Prepetition ABL Agreement, subject to a $7.5 million block, to be automatically reduced to $5 million upon court approval of a Stalking Horse Bid that provides for payment in full of the DIP ABL Facility and Prepetition ABL Obligations and is otherwise on terms and conditions reasonably acceptable to the DIP ABL Agent and the Prepetition ABL Agent).

Intercreditor Agreement

The Prepetition Notes Trustee, the Prepetition ABL Agent, the Issuer, and Intermediate Holding are party to that certain Intercreditor Agreement, dated as of February 27, 2015 (as amended or modified from time to time, including pursuant to the Interim DIP Order, the “Intercreditor Agreement”).

DIP Facility

A senior secured debtor-in-possession notes facility (the “DIP Facility” including the Debtor DIP Notes Facility and the Discretionary Foreign Subsidiary DIP Notes Facility) with a maximum principal availability of $85,000,000 (the “Total Aggregate Commitment” and the notes thereunder, the “New Money DIP Notes”) comprised of (A) $65,000,000 of New Money DIP Notes, the proceeds of which shall be used exclusively to fund the operations of the DIP Debtors (the “Debtor DIP Notes Facility”), and (B) an amount determined by the Required DIP Noteholders in their sole discretion, of up to $20,000,000 of New Money DIP Notes to be used exclusively to fund the operations of the DIP Debtors’ non-Debtor foreign subsidiaries (the “Discretionary Foreign Subsidiary DIP Notes Facility”) to be made available as follows: (a) up to $50,000,000 million (the “Interim Commitments”), (i) $40 million of which shall be made available as part of the Debtor DIP Notes Facility not later than one business day following the entry of the Interim DIP Order (as defined below), with $5,000,000 of such amount deposited in the Proceeds Account (as defined below) and (ii) $10 million of which shall be part of the of the Discretionary Foreign Subsidiary DIP Notes Facility and funded only if and when and in such amounts at the Required DIP Noteholders may determine from time to time, and (b) the remainder of the Total Aggregate Commitment (the “Final Commitments”) made available in delayed draws, each in an amount of no less than $5,000,000 and increments over such amount of $1,000,000, commencing one business day following the entry of the Final DIP Order (as defined below), in each case, subject to (y) delivery to the DIP Collateral Trustee and the DIP Noteholders of written notice of the DIP Debtors’ borrowing request at least three (3) business days prior to the requested date of borrowing and (z) the other terms and conditions described herein and in the Operative DIP

Facility Documents (as defined below) and in accordance with the Budget (as defined below).

The proceeds of all New Money DIP Notes (with the exception of $35,000,000 funded under the Interim Commitments as part of the Debtor DIP Notes Facility, which shall be transferred directly to the DIP Debtors) made by the DIP Noteholders to the DIP Debtors under the DIP Facility shall be deposited in a segregated account under the control of the DIP Collateral Trustee (the “Proceeds Account”), subject to withdrawals in minimum increments of $500,000, with the consent of the Required DIP Noteholders, by the DIP Debtors (x) on delivery to the DIP Collateral Trustee and the Required DIP Noteholders two business days prior to the proposed withdrawal date of (i) a schedule setting forth the disbursements to be funded from the funds to be withdrawn, which disbursements shall be due or become due during the seven (7) calendar days following such withdrawal and (ii) an officer’s certificate specifying the amount of the withdrawal, and certifying that (A) the funds to be withdrawn shall be used only to disbursements permitted pursuant to the Budget, subject to permitted variances, (B) the DIP ABL Facility is fully drawn as of the date of the withdrawal request, (C) no Default or Event of Default (each as defined below) has occurred and is continuing at the time of such withdrawal, and (D) the representations and warranties in the Operative DIP Facility Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall have been correct in all material respects of such earlier date.  Upon consummation of any Sale (as defined below), all amounts in the Proceeds Account shall be distributed ratably to the DIP Noteholders and/or holders of the Prepetition Notes, as the case may be, for application (subject to the Carve-Out): first to the New Money DIP Obligations (as defined below), second to the Roll Up Obligations (as defined below), and third to the Prepetition Notes Obligations.  The term “New Money DIP Obligations” shall mean all New Money DIP Notes and all interest, costs, expenses, and  other charges in respect thereof, and for avoidance of doubt, “New Money DIP Obligations” shall exclude the Roll-Up Obligations.

The New Money DIP Notes will be issued under and in accordance with the terms of a debtor-in-possession notes purchase agreement (the “DIP Notes Purchase Agreement”) and the other definitive documentation with respect to the New Money DIP Obligations (in each case, in form and substance acceptable to the DIP Trustees and Required DIP Noteholders and, collectively with the DIP Notes Purchase Agreement and the related security and other documents, the “New Money DIP Facility Documents”).

Roll Up Obligations

Subject to the entry of the Final DIP Order (as defined below), there shall also be a deemed roll-up of all Notes Obligations owed under, and as defined in, the Prepetition Notes Indenture (all such rolled-up

Notes Obligations, the “Roll-Up Obligations,” and together with the New Money DIP Obligations, the “DIP Obligations”) and held by the DIP Noteholders (or affiliates thereof), in an amount equal to two times (2.0x) their respective share of the Total Aggregate Commitment under the DIP Facility.  For avoidance of doubt, the aggregate principal amount of the Roll-Up Obligations shall be $170 million.

As provided in the “Security and Priority” section of this Term Sheet, the New Money DIP Obligations (and the liens securing them) shall be senior to the Roll-Up Obligations (and the liens and superpriority administrative claims securing or otherwise supporting them) in all respects.

To effectuate the rollup of the Roll-Up Obligations, the Prepetition Notes Indenture shall be amended and new notes (the “Roll-Up Notes” and together with the New Money DIP Notes, the “DIP Notes”) will be issued under a supplemental indenture pursuant to the Prepetition Notes Indenture (the “Roll-Up Notes Supplemental Indenture” and collectively with all amendments (including amendments to the Prepetition Notes Documents) and the related security and other documents related thereto and necessary or expedient to effectuate the rollup of the Roll-Up Obligations, the “Roll-Up DIP Facility Documents”) in exchange for the Prepetition Notes Obligations that constitute Roll-Up Obligations.  The Roll-Up DIP Facility Documents shall provide that the terms and conditions of the Roll-Up Notes are substantially similar to the Prepetition Notes, except: (i) as concerns priority as described in the “Security and Priority” section of this Term Sheet, (ii) the Maturity Date of the Roll-Up Notes shall be the same as the New Money DIP Notes, and (iii) the Roll-Up Notes Supplemental Indenture shall include cross-defaults for any defaults under the New Money DIP Facility Documents.  The Roll-Up Notes Supplemental Indenture shall be filed with the Bankruptcy Court not less than three (3) days prior to the hearing to approve the DIP Facility on a final basis.

As used herein, the “Operative DIP Facility Documents” means the New Money DIP Facility Documents, the Roll-Up DIP Facility Documents, and the related security and other documents (in each case, in form and substance acceptable to the DIP Trustees and Required DIP Noteholders).

Other than being offered the priorities, benefits, and protections as set forth in the DIP Orders (as defined below) and the other Roll-Up DIP Facility Documents, the roll-up of the “Notes Obligations” (as defined in the Prepetition Notes Indenture, the “Prepetition Notes Obligations”) into the Roll-Up Obligations shall not constitute a novation or a refinancing of the Prepetition Notes Obligations, all Prepetition Notes Obligations shall remain outstanding under, and subject to, the Prepetition Notes Documents (as amended by the Roll-Up DIP Facility Documents), and the Roll-Up Notes shall remain entitled to vote under the Prepetition Notes Indenture, and the Prepetition Notes and Roll-Up Notes held by the DIP Noteholders shall be voted by such parties consistent with the direction of the Required DIP Noteholders.
Interest Rate

New Money DIP Notes: 11.5%.  From and after the occurrence and during the continuance of an Event of Default, additional interest shall accrue at a rate of 2%.  Interest on the New Money DIP Loans shall be paid monthly.

Roll-Up DIP Notes: same as Prepetition Notes; provided that interest accruing on the Roll-Up Notes shall be payable upon the Termination Date.

Fees

Each DIP Noteholder shall receive a closing fee (the “Closing Fee”) in the amount of 1.5% of its commitments with respect to New Money DIP Obligations under the DIP Facility.

In exchange for the commitment by the Backstop DIP Noteholders to fund and backstop the DIP Facility as well as such other DIP Noteholders who execute the DIP Notes Purchase Agreement prior to the initial closing under the DIP Facility and fund their share of the Interim Commitments, such DIP Noteholders shall be entitled to a backstop fee of 3.5% (the “Backstop Fee”) of the Total Aggregate Commitment.

Each Closing Fee and each Backstop Fee shall be paid in connection with each purchase of DIP Notes by netting such Closing Fee or Backstop Fee from the amount funded by the applicable DIP Noteholder.

Purpose

The borrowings under the DIP Facility will be used in accordance with the Budget (as defined below) (a) to pay costs of administration of the Chapter 11 Cases, (b) to make payments pursuant to any interim or final order entered by the Bankruptcy Court pursuant to any “first day” motions and any related orders (the “First Day Orders”), provided, that the form and substance of such First Day Orders shall be reasonably acceptable to the DIP Collateral Trustee and Required DIP Noteholders, (c) to make payments required under the Operative DIP Facility Documents (as defined below), and (d) to fund working capital needs of the DIP Debtors; provided, that (x) while any DIP Obligations are outstanding, intercompany advances to any person or entity other than the Issuer or Guarantors shall be prohibited, except (i) to RII as expressly set forth in the Budget (as defined below) for purposes of funding the DIP Debtors’ share of certain shared services or (ii) with the express written consent of the Required DIP Noteholders (including any discretionary advances under the Discretionary Foreign Subsidiary DIP Notes Facility), and (y) in no event will proceeds of the DIP Facility be used to repay the Prepetition ABL Obligations or any obligations under the DIP ABL Facility (other than proceeds of New Money DIP Notes issued pursuant to that portion of the Interim Commitments (as defined below) relating to the Debtor DIP Notes Facility).

Maturity Date and Termination Date

The maturity date (the “Maturity Date”) shall be the earlier to occur of (a) the date that is six (6) months after the commencement of the Chapter 11 Cases, subject to extension with the consent of the DIP Debtors, the DIP Trustees, and the Required DIP Noteholders, and (b) the consummation of the Sale (as defined below). The termination date (the “Termination Date”) shall be the date of the Required DIP Lenders’ or DIP Notes Trustee’s written notice to the Issuer of the occurrence of the Termination Date, which may be delivered at any time after the occurrence and during the continuance of an Event of Default under the DIP Facility in accordance with the Operative DIP Facility Documents.  Upon the occurrence and during the continuance of the Termination Date, the ability to make withdrawals from the Proceeds Account and the consensual use of Cash Collateral (as defined below), exclusive of funds in the Proceeds Account, shall terminate five (5) days thereafter, and the funds in the Proceeds Account shall then be remitted to the DIP Collateral Trustee or the DIP Notes Trustee upon demand by the DIP Collateral Trustee, the DIP Notes Trustee, or the Required DIP Noteholders for application to the DIP Obligations in accordance with the “Application of Payments” section of this Term Sheet until paid in full and then to the Prepetition Notes Obligations in accordance with the provisions of the Prepetition Notes Documents.

Voluntary Prepayments/Redemptions

The Issuer may prepay and redeem, at any time without premium or penalty, New Money DIP Notes; provided, that each such partial redemption shall be in a minimum amount to be agreed to by the DIP Notes Trustee.  Any amount redeemed may not be reborrowed or repurchased.

Mandatory Prepayments/Redemptions

The Operative DIP Facility Documents will contain customary mandatory prepayments/redemptions for financings of this type, including, without limitation, 100% of the net cash proceeds from asset sales or series of related asset sales (including casualty and condemnation events), 100% of net cash proceeds from the issuance of post-petition indebtedness or equity, and 100% of extraordinary receipts, in each case with respect to the foregoing subject to customary carve-outs and exceptions to be agreed.  Any amount repaid/prepaid/redeemed may not be reborrowed.  Any such mandatory prepayments/redemptions shall be applied to the DIP Obligations in accordance with the “Application of Payments” section of this Term Sheet.

Application of Payments

Subject to the Carve-Out (as defined below) and the Intercreditor Agreement, all proceeds resulting from any transaction not in the ordinary course of the DIP Debtors’ businesses (including, without limitation, the Sale (as defined below), or any other disposition or liquidation of assets or Collateral), and all proceeds of any voluntary prepayment/redemptions or mandatory prepayment/redemptions and any other payment on account of the DIP Super-Priority Claim (as defined below) or any DIP Lien on any DIP Collateral (as each term is defined below), shall be applied to the DIP Obligations until paid in full and then to the Prepetition Notes Obligations in accordance with the provisions of the Prepetition Notes Documents; provided that, for the avoidance of doubt, the foregoing shall be subject to the priority of the DIP Obligations (and the liens securing them) relative to the New Money ABL Obligations and the Roll Up DIP ABL Obligations as set forth in the DIP Order then in effect.

Security and Priority

Subject to the Carve-Out, the DIP Obligations and obligations under the DIP ABL Facility (a) will be entitled to super-priority claim status pursuant to section 364(c)(1) of the Bankruptcy Code (the “DIP Super-Priority Claim”), which shall be (i)  pari passu as between each other, (ii) senior to all other administrative expense claims, including any administrative expense claims provided as adequate protection to any party, and (b) will be secured by liens on all assets of the DIP Debtors (the “DIP Collateral”) having the following priorities:

(A)as to DIP Collateral that does not constitute North America ABL Priority Collateral or Notes Priority Collateral (each as defined in the Intercreditor Agreement), including, subject to the entry of the Final Order, proceeds of the DIP Debtors’ claims and causes of action under sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code and any other avoidance or similar action under the Bankruptcy Code or similar state or municipal law and the proceeds of each of the foregoing (collectively, the “Avoidance Actions,” which for avoidance of doubt, excludes DIP Debtors’ claims and causes of action under section 549 of the Bankruptcy Code or similar state or municipal law and the proceeds of each of the foregoing), whether received by judgment, settlement, or otherwise—first, on a pari passu basis, the liens securing the DIP Notes and the DIP ABL Facility (with the relative priorities of the liens securing the New Money DIP Notes and the Roll Up DIP Notes as otherwise set forth herein); second, the adequate protection liens securing the Prepetition Notes Obligations; and third, the adequate protection liens securing the Prepetition ABL Obligations;

(B)as to the DIP ABL Priority Collateral[1]—first, any Liens that are (1) in existence on the Petition Date (as defined below), (2) either perfected as of the

1 “DIP ABL Priority Collateral” shall have the meaning given to the term “North America ABL Priority Collateral” under the Intercreditor Agreement, as such term is amended pursuant to the following sentence.  Clause (viii) of the term “North America ABL Priority Collateral” set forth in the Intercreditor Agreement is hereby amended and restated as the following:  “(viii) all proceeds and products of any or all of the foregoing in whatever form received, but excluding any property that is directly acquired prior to the termination of the commitments under the DIP ABL Facility and acceleration of the DIP ABL Obligations or the DIP Notes Purchase Agreement and the acceleration of the DIP Notes Obligations with cash proceeds of any North America ABL Priority Collateral and does not otherwise constitute North America ABL Priority Collateral upon its acquisition; provided that capitalized terms used in this clause (viii) but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the interim order approving debtor-in-possession financing from certain of the Claimholders entered in the chapter 11 cases of Holdings, the Company, and the Grantors.”

Petition Date or perfected subsequent to the Petition Date solely to the extent permitted by section 546(b) of the Bankruptcy Code, and (3) permitted under the Prepetition Notes Documents and the Prepetition ABL Documents and senior in priority to the Liens in favor of Prepetition Notes Secured Parties and the Prepetition ABL Secured Parties after giving effect to any intercreditor or subordination agreement (the “Prepetition Prior Liens”); second, the liens securing the DIP ABL Obligations; third, any liens securing the Prepetition ABL Obligations, including adequate protection liens; fourth, the liens securing the New Money DIP Notes; fifth, the liens securing the Roll Up DIP Notes; and sixth, any liens securing the Prepetition Notes Obligations, including adequate protection liens; and

(C)as to all DIP Notes Priority Collateral[2]—first, any Prepetition Prior Liens; second, the liens securing the New Money DIP Notes; third, the liens securing the Roll Up DIP Notes; fourth, any liens securing the Prepetition Notes Obligations, including adequate protection liens; fifth, the liens securing the DIP ABL Obligations; and sixth, any liens securing  the Prepetition ABL Obligations, including adequate protection liens.

For the avoidance of doubt, DIP Collateral shall include, without limitation: (1) all cash, cash equivalents, deposit accounts, securities accounts, accounts, other receivables, chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable) and investment property (including, without limitation, all of the issued and outstanding capital stock and each of the Issuer’s and the Guarantors’ domestic subsidiaries and 66.6% of the voting stock of such entities’ foreign subsidiaries), furniture, fixtures, equipment, franchise rights, trade names, trademarks, servicemarks, copyrights, patents, intellectual property, general intangibles, rights to the payment of money (including, without limitation, tax refunds and any other extraordinary payments), supporting obligations, guarantees, letter of credit rights, commercial tort claims, causes of action and all substitutions, books and records related to the foregoing, accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds; (2) all owned real property interests and all proceeds of leased real property; (3) subject to the entry of a final order, the proceeds of any avoidance actions brought pursuant to sections 502(4), 544, 545,

2 “DIP Notes Priority Collateral” shall have the meaning given to the term “Notes Priority Collateral” under the Intercreditor Agreement, as such term is amended pursuant to the following sentence.  Clause (xi) of the term “Notes Priority Collateral” set forth in the Intercreditor Agreement is hereby amended and restated as the following:  “(xi) all proceeds and products of any or all of the foregoing in whatever form received, but excluding any property that is directly acquired prior to the termination of the commitments under the DIP ABL Facility and acceleration of the DIP ABL Obligations or the DIP Notes Purchase Agreement and the acceleration of the DIP Notes Obligations with cash proceeds of any Notes Priority Collateral and does not otherwise constitute Notes Priority Collateral upon its acquisition; provided that capitalized terms used in this clause (xi) but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the interim order approving debtor-in-possession financing from certain of the Claimholders entered in the chapter 11 cases of Holdings, the Company, and the Grantors.”

547, 548, 549 (except as set forth in clause (4) below), 551, 553(b), 732(2) or 742(2) of the Bankruptcy Code; (4) the proceeds of any avoidance actions brought pursuant to section 549 of the Bankruptcy Code to recover any post-petition transfer of DIP Collateral or post-petition transfer of proceeds of DIP Notes; and (5) subject to the entry of a final order, the DIP Debtors’ rights under section 506(c) of the Bankruptcy Code and the proceeds thereof.  For the avoidance of doubt, DIP Collateral shall include all the foregoing rights, property, claims and interests, without regard as to whether such rights, property, claims and interests came into the DIP Debtors’ estates, or otherwise arose, after the Petition Date; provided that the DIP Collateral shall not include 33.4% of the voting stock of the foreign subsidiaries of any of the Issuer or any Guarantors; provided further that the liens securing the DIP ABL Facility or the Prepetition ABL Obligations shall not attach to the Proceeds Account.

Subject to the entry of the Final DIP Order (as defined below), the adequate protection liens and claims in respect of the Prepetition Notes Obligations shall not be subject to any rights, claims, charges, or liens arising under section 506(c).  All DIP Obligations shall not be subject to the equitable doctrine of marshaling.  None of the New Money DIP Obligations (and subject to the entry of the Final DIP Order, the Prepetition Notes Obligations) shall be subject to the “equities of the case” exception under section 552 of the Bankruptcy Code.

All DIP Protections will survive any conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or the dismissal of any of the Chapter 11 Cases.

All DIP Liens authorized and granted pursuant to the DIP Orders entered by the Bankruptcy Court shall be deemed effective and perfected as of the Petition Date, and no further filing, notice, or act under applicable law or otherwise will be required to effect such perfection.  The Issuer and the debtor Guarantors and the DIP Collateral Trustee may make any filings, deliver any notices, make recordations, perform any searches, or take any other acts as may be necessary under state law or other applicable law in order to enforce the security, perfection, or priority of the DIP Liens as described herein.

Carve-Out:

After the delivery of a notice by the Required DIP Noteholders, the DIP Collateral Trustee, or the DIP Notes Trustee to the Issuer that an Event of Default has occurred and is continuing (a “Carve-Out Trigger Notice”), the DIP Notes Obligations shall be subordinated to: (a) the payment of allowed and unpaid professional fees and disbursements incurred by the DIP Debtors and any statutory committees appointed in the Chapter 11 Cases pursuant to section 327 and 1103 of the Bankruptcy Code in an aggregate amount not in excess of $2,000,000 (the “Carve-Out Amount”), (b) all unpaid professional fees and disbursements incurred prior to the delivery of the Carve-Out Trigger Notice to the extent allowed by the Bankruptcy Court at any time, (c) the payment of fees pursuant to 28 U.S.C. § 1930 for allowed administrative expenses, and (d) in the event the Chapter 11 Cases are converted to chapter 7 cases, there shall be a separate Carve-Out of $50,000 in the aggregate that may be used for the reasonable fees and expenses of a chapter 7 trustee (clauses (a), (b), (c) and (d) together, the “Carve-Out”); provided that the terms “Carve-Out” and “Carve-Out Amount” shall not include any success fee, financing fee, restructuring fee, transaction fee or similar fee payable to any of the DIP Debtors’ professionals or committee’s professionals.  Notwithstanding the foregoing, so long as no Carve-Out Trigger Notice has been issued by the DIP Notes Trustee or the Required DIP Noteholders, the DIP Debtors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code but solely to the extent the same are provided for on a cumulative basis as estimated professional fees and disbursements in the Budget, as the same may be due and payable and otherwise allowed and payable by order of the Bankruptcy Court, and the payment of the same shall not reduce the Carve-Out Amount.  The Carve-Out shall not be deemed increased if actual fees are higher in fact than the estimates provided in the Budget.

No portion of the Carve-Out Amount, the proceeds of any DIP Notes, the funds in the Proceeds Account, or any collateral that constitutes “cash collateral” as such term is defined in section 363(a) of the Bankruptcy Code securing the Prepetition Notes Obligations (“Cash Collateral”) may be used to (or support any other party to) litigate, object to, contest or challenge in any manner or raise any defenses to the debt or collateral position of the DIP Noteholders, the DIP Trustees, the Prepetition Notes Trustee, or the holders of the Prepetition Notes, whether by challenging the validity, extent, amount, perfection, priority, or enforceability of the indebtedness under the DIP Facility, the Prepetition Notes Documents, or any related documents, or the validity, extent, perfection, priority, or enforceability of any mortgage, security interest, or lien with respect thereto or any other rights or interests or replacement liens with respect thereto or any other rights or interests of the DIP Trustees, the DIP Noteholders, the Prepetition Notes Trustee, or the holders of the Prepetition Notes, or by seeking to subordinate or recharacterize the DIP Facility (or amounts outstanding thereunder) or the Prepetition Notes Documents (or amounts outstanding thereunder), or to disallow or avoid any claim, mortgage, security interest, lien, or replacement lien or by asserting any claims or causes of action, including, without limitation, any actions under chapter 5 of the Bankruptcy Code, against the DIP Trustees, the DIP Noteholders, the Prepetition Notes Trustee, or the holders of the Prepetition Notes, or any of their respective officers, directors, agents, or employees.

In addition, none of the Carve-Out Amount, proceeds of DIP Notes, nor any Cash Collateral shall be used in connection with (i)

preventing, hindering, or delaying enforcement or realization upon the DIP Collateral by the DIP Noteholders or the DIP Trustees or the exercise of rights by the DIP Trustees once an Event of Default has occurred and is continuing, (ii) using or seeking to use Cash Collateral or selling or otherwise disposing of the DIP Collateral other than as provided herein, (iii) using or seeking to use any insurance proceeds related to the DIP Collateral without the consent of the DIP Collateral Trustee; or (iv) incurring indebtedness other than in accordance with the Budget or other than as permitted in the Operative DIP Facility Documents.  None of the Carve-Out Amount, proceeds of DIP Notes, nor any Cash Collateral shall be used in connection with (i) preventing, hindering, or delaying enforcement or realization upon the “Collateral” (as defined in the Prepetition Notes Indenture, the “Prepetition Notes Collateral”) by the Prepetition Notes Trustee or the holders of the Prepetition Notes or the exercise of rights by Prepetition Notes Trustee once an Event of Default has occurred and is continuing, (ii) using, seeking to use, selling, or otherwise disposing of any Prepetition Notes Collateral other than as provided herein, or (iii) using or seeking to use any insurance proceeds related to the Prepetition Notes Collateral without the consent of the Prepetition Notes Trustee.

For the avoidance of doubt, only the (i) the liens securing, and the superpriority claims in respect of, the DIP Note Obligations and the Prepetition Notes Obligations, and (ii) the liens on all DIP Collateral, other than North America ABL Priority Collateral, securing the obligations under the DIP ABL Facility and the Prepetition ABL Facility and the superpriority claims in respect of such obligations shall be subject and subordinate to the Carve-Out.

Cash Management:

Subject to approval by the Bankruptcy Court, after commencement of the Chapter 11 Cases, the DIP Debtors shall use a cash management system that is the same as or substantially similar to its cash management system in effect prior to such date, provided,  however, the DIP Debtors shall establish the Proceeds Account and all proceeds of the DIP Notes shall be maintained solely in the Proceeds Account (except as set forth herein).  Any material changes from such prepetition cash management system or the Proceeds Account must be acceptable to the DIP Trustees in their respective sole discretion.[3]

Conditions Precedent to Effectiveness:

The Operative DIP Facility Documents will contain conditions precedent (the “Conditions Precedent”) to the effectiveness of the Operative DIP Facility Documents as are customary for debtor-in-possession financings of this type, including.

3 Note to Draft: Subject to review of cash management system.  Cash management arrangements must be acceptable to DDJ.

1.    The filing of the Chapter 11 Cases with the Bankruptcy Court on or before November 20, 2017 (the date of such filing, the “Petition Date”).

2.    The preparation, authorization, and execution of the Operative DIP Facility Documents (including a customary closing certificate with respect to the satisfaction of certain conditions) with respect to the DIP Facility, in form and substance satisfactory to the DIP Collateral Trustee.

3.    (a) The interim order of the Bankruptcy Court approving the DIP ABL Facility (the “Interim DIP ABL Order”) in form and substance satisfactory to the DIP Collateral Trustee and the Required DIP Noteholders shall have been entered and be in full force and effect, (b) the documentation evidencing or relating to the DIP ABL Facility shall be in form and substance satisfactory to the DIP Collateral Trustee and the Required DIP Noteholders, (c) the DIP ABL Facility shall have closed, and (d) the DIP Debtors shall be permitted to draw under the DIP ABL Facility, subject to the borrowing base (calculated in the manner set forth in the Prepetition ABL Agreement, subject to a $7.5 million block, to be automatically reduced to $5 million upon court approval of a Stalking Horse Bid that provides for payment in full of the DIP ABL Facility and Prepetition ABL Obligations.  For the avoidance of doubt, the Interim DIP ABL Order may be the same order as the Interim DIP Order.

4.    The Chapter 11 Cases of the Debtors shall not have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

5.    No trustee under chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in the Chapter 11 Cases of the Debtors.

6.    All First Day Orders shall have been entered by the Bankruptcy Court and shall be reasonably acceptable in form and substance to the DIP Collateral Trustee.

7.    The Issuer and Guarantors shall have made no payments after the Petition Date on account of any debt or other claims arising prior to the Petition Date without the consent of the DIP Collateral Trustee and the Required DIP Noteholders, or pursuant to the First Day Orders.

8.    Within three business days after the Petition Date (or such later date as the DIP Collateral Trustee and the Required DIP Noteholders may agree in their respective sole discretion), the Bankruptcy Court shall have entered an interim order

(the “Interim DIP Order”) in form and substance satisfactory to the DIP Collateral Trustee and the Required DIP Noteholders, which Interim DIP Order shall, among other things, (a) authorize and approve the DIP Facility on an interim basis on the terms and conditions provided in the Operative DIP Facility Documents, including approval of the grant of the DIP Protections, (b) provide the DIP Collateral Trustee and the DIP Noteholders with customary releases acceptable to the DIP Collateral Trustee and the Required DIP Noteholders and such other orders and findings as the DIP Collateral Trustee or the Required DIP Noteholders may require, (c) provide the adequate protection described in the “Adequate Protection” section below, (d) provide for the vacation of the automatic stay without further order of the Bankruptcy Court to permit the enforcement of the DIP Trustees’ and DIP Noteholders’ remedies under the DIP Facility and related documents (and with the consent of the DIP Collateral Trustee, the enforcement of the remedies of the Prepetition Notes Trustee and the Holders of the Prepetition Notes under the Prepetition Notes Documents), including without limitation the enforcement, upon five business days’ prior written notice, of such remedies against the DIP Collateral (or if applicable, the Prepetition Collateral) following the occurrence of an Event of Default; (e) prohibit the assertion of claims arising under Section 506(c) of the Bankruptcy Code or assertion of the “equities of the case” exception of Section 552 of the Bankruptcy Code, in each case against any or all of the DIP Trustees and the DIP Noteholders, and, subject to entry of the Final DIP Order, the Prepetition Notes Trustee and the holders of the Prepetition Notes; (f) require all landlords to provide access to DIP Collateral and subordinate all landlord’s or other similar liens to the DIP Liens; (g) find that the DIP Noteholders are extending credit to the DIP Debtors in good faith within the meaning of Section 364(e) of the Bankruptcy Code and make such other orders and findings as the DIP Collateral Trustee or the Required DIP Noteholders may require in connection with the DIP Trustees, the DIP Noteholders and the DIP Obligations; (h) include stipulations by the DIP Debtors with respect to the Prepetition Notes Obligations and liens securing such obligations, establish the Investigation Period (as defined below), and contain a determination by the Bankruptcy Court that, subject to the Investigation Period, the Prepetition Notes Obligations constitute legal, valid, and binding obligations of the DIP Debtors, enforceable in accordance with its terms and not subject to avoidance, recharacterization, recovery, attack, off-set, counterclaim, defenses, or claims of any kind pursuant to the Bankruptcy Code or other applicable law and that the liens securing the Prepetition Notes Obligations are legal, valid, perfected, enforceable, and non-avoidable; (i) recognize the right of the DIP Trustees, DIP Noteholders, the Prepetition Notes Trustee, and holders of the Prepetition Notes to credit bid in a sale pursuant to a plan of reorganization or section 363 of the Bankruptcy Code; and (j) subject to entry of the Final DIP Order, no chapter 11 plan of the DIP Debtors shall provide for the impairment of the Roll-Up Obligations or the other Prepetition Notes Obligations except with the advance written consent of a two-thirds majority (by principal amount of Roll-Up Notes or Prepetition Notes held, as applicable) and a one-half majority (by number of Roll Up DIP Noteholders or Prepetition Noteholders, as applicable) of the holders of Roll-Up Notes or the Prepetition Notes, as applicable (for the avoidance of doubt, the Roll-Up Obligations may be impaired pursuant to a chapter 11 plan of the DIP Debtors, subject to the foregoing sentence); which Interim DIP Order shall be in full force and effect, shall not have been reversed, vacated, or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Collateral Trustee, the Required DIP Noteholders, and the DIP Notes Trustee, in their respective sole discretion.

9.    The DIP Debtors shall waive the right to “cram down” the Prepetition Notes Obligations under section 1129(b) of the Bankruptcy Code without the consent of the Required DIP Noteholders.

10.  All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Facility and the approval thereof shall be in form and substance satisfactory to the DIP Collateral Trustee and the Required DIP Noteholders.

11.  The entry into the Operative DIP Facility Documents shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily, or permanently.

12.  All fees and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel) of the DIP Collateral Trustee and the DIP Noteholders and the Prepetition Notes Trustee on or before the Closing Date shall have been paid (whether accrued pre-petition or post-petition).

13.  The delivery of a 13-week cash flow projection acceptable to the DIP Collateral Trustee and the Required DIP Noteholders in all respects (the “Initial Budget”), which shall be the Budget (as defined below) until modified in accordance with the procedures described herein.

14.  The DIP Collateral Trustee shall have a valid and perfected lien on and security interest in the DIP Collateral with the priority described herein.

15.  Each DIP Noteholder who has requested the same at least five business days prior to the Closing Date shall have received, at least three business days prior to the Closing Date, “know your customer” and similar information.

16.  The DIP Collateral Trustee shall have received a borrowing request from the Issuer in accordance with the terms of the Operative DIP Facility Documents.

17.  The DIP Collateral Trustee shall have received customary officer’s certificates from the DIP Debtors certifying and attaching organizational documents, officer incumbency and resolutions authorizing the transactions.

18.  The Intercreditor Agreement shall have been amended on terms and conditions acceptable to the DIP Collateral Trustee and Required DIP Noteholders.

The Conditions Precedent shall have been met by November 21, 2017 (the “Closing Date”).

Conditions Precedent to each Loan

On the funding date of each Loan (a) there shall exist no event of default or default under the Operative DIP Facility Documents, (b) the representations and warranties in the Operative DIP Facility Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall have been correct in all material respects of such earlier date, (c) the making of such Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily, or permanently, (d) the making of the Loan shall not result in the aggregate outstandings under the DIP Facility exceeding the amount authorized by the Interim DIP Order or the Final DIP Order, as applicable, (e) the Interim DIP Order and the Final DIP Order, as applicable, shall be in full force and effect and shall not have been vacated, reversed, or stayed in any respect or modified or amended in any manner (except, in the case of any such modifications or amendments, with the consent of the DIP Collateral Trustee, the Required DIP Noteholders, and the DIP Notes Trustee), (f) the applicable order of the Bankruptcy Court approving the DIP ABL Facility, whether on an interim basis or a final basis, shall be in full force and effect and shall not have been vacated, reversed, or stayed in any respect or modified or amended so as to be reasonably not acceptable to the DIP Collateral Trustee, the Required DIP Noteholders, or the DIP Notes Trustee, and no default or event of default under the DIP ABL Facility shall have occurred and be continuing, and (g) the requisite percentage of holders of the Prepetition Notes shall have consented to the DIP Facility, including the DIP Protections.
Investigation and Challenge

Subject to entry of the Final DIP Order, the stipulations of the DIP Debtors and findings of the Bankruptcy Court (a) that the claims in respect of the Prepetition Notes Indenture constitute legal, valid, and binding obligations of the DIP Debtors, enforceable in accordance with its terms and not subject to avoidance, recharacterization, recovery, attack, off-set, counterclaim, defenses, or claims of any kind pursuant to the Bankruptcy Code or other applicable law and (b) that the liens securing the Prepetition Notes Obligations are legal, valid, perfected, enforceable, and non-avoidable, shall in each case be subject to a challenge period (the “Investigation Period”) (i) for any official committee of unsecured creditors (the “Committee”), ending as of the later of 60 calendar days after the formation of the Committee or 75 calendar days after the Petition Date, or (ii) for all other parties, ending as of 75 calendar days after the Petition Date.  Any party, including the Committee, seeking to assert, pursue, or otherwise preserve any claims or causes of action must have obtained standing to pursue such claims or causes of action and must have actually commenced suit or other prosecution thereof, in each case within the challenge period.

No more than $50,000 of Cash Collateral constituting DIP Collateral shall be used to pay for any fees or expenses incurred by the Committee in investigating any such claims or causes of action.  In no event shall any Cash Collateral constituting DIP Collateral be used to pay for any fees or expenses incurred by the Committee in investigating claims or causes of action related to the DIP Facility.

To the extent that the Prepetition Notes Obligations or any portion thereof are found not to constitute valid obligations of the DIP Debtors by a final order not subject to appeal, the Roll-Up Obligations shall be reduced accordingly and reinstated as Prepetition Notes Obligations as though the roll-up had not occurred with respect to such Roll-Up Obligations.

Representations and Warranties

The Operative DIP Facility Documents will contain representations and warranties as are customary for debtor-in-possession financings of this type (including as necessary to address the filing and pendency of the Chapter 11 Cases), including with respect to: valid existence, requisite power, due authorization, no conflict with applicable law or contractual obligations,  governmental consents, enforceability of the Operative DIP Facility Documents, financial statements and projections, no material adverse effect, no restricted junior payments, no adverse proceedings, taxes, properties, environmental matters, no default under the Operative DIP Facility Documents or contractual obligations, governmental regulations, margin stock, employee matters, employee benefit plans, fees, compliance with law, governmental and other approvals, no material misstatements, PATRIOT Act, communication paths, dealer programs, non-competition agreements, deposit accounts, anti-terrorism, OFAC and similar laws, tax status, and the continued effectiveness of the DIP Orders.

Financial Reporting Requirements

On Thursday of each week (beginning on the second Thursday following entry of the Interim DIP Order), the DIP Debtors shall provide to the DIP Trustees a variance report in form acceptable to the DIP Trustees (each, a “Variance Report”) with respect to the four-week period ended the immediately preceding Friday or, if shorter, the period beginning on the Petition Date and ending on the immediately preceding Friday (each a “Testing Period”), setting forth (a) the actual cash receipts and disbursements for such immediately preceding week on a line-item basis and available cash on hand as of the end of such period, (b) the variance in dollar amounts of the actual receipts and disbursements for each weekly period from those reflected for the corresponding period in the Budget, (c) a description of the nature of any positive or negative variance of greater than five percent (5%) in any line item, and (d) whether the DIP Debtors complied with the budget covenants for the applicable testing period.  The DIP Debtors shall also provide the financial reporting required under the Prepetition Notes Indenture and the Prepetition ABL Agreement to the DIP Trustees.

On the first business day of each month, the DIP Debtors shall provide to the DIP Trustees an updated proposed rolling 13-week cash flow projection (a “Proposed Budget”).  Upon written confirmation from the DIP Collateral Trustee or the DIP Notes Trustee that such Proposed Budget is in form and substance satisfactory to the DIP Collateral Trustee or the DIP Notes Trustee and the Required DIP Noteholders, such Proposed Budget shall then become the “Budget” for all purposes.  Until the DIP Collateral Trustee or the DIP Notes Trustee delivers notice to the Issuer indicating that such Proposed Budget is in form and substance satisfactory to the DIP Collateral Trustee or the DIP Notes Trustee and the Required DIP Noteholders, the Budget last approved by the DIP Collateral Trustee or the DIP Notes Trustee and the Required DIP Noteholders (the “Budget”) shall continue as the then-effective Budget.  Notwithstanding the foregoing, after the occurrence and during the continuation of an Event of Default, the DIP Debtors shall provide an updated Proposed Budget as described above, but on a weekly basis each Wednesday.

Budget Covenants

The DIP Debtors shall comply with the Budget, subject to the following permitted variances:  (a) with respect to the “Total Operating Receipts” section of the Budget, (i) for the first Testing Period, 20%, and (ii) thereafter, 15%, and (b) with respect to the “Total Operating Disbursements” section of the Budget, (i) for the first Testing Period, 15%, and (ii) thereafter, 12%.  Compliance with the Budget shall be tested weekly on a rolling four-week basis; provided that after the occurrence and during the continuation of an

Event of Default, the Budget shall be tested weekly on a weekly basis.  Subject to such variance, the DIP Debtors shall not be permitted to expend amounts in excess of the disbursements set forth in the Budget.  Any deviation from the Budget beyond any applicable permitted variance shall constitute an Event of Default (as defined below) unless waived in writing by the DIP Collateral Trustee or the DIP Notes Trustee.  For the avoidance of doubt, any adequate protection payments (including professional fees) made on account of the Prepetition ABL Obligations and the payment of the DIP Collateral Trustee’s and the DDJ Noteholders’, the other Backstop DIP Noteholders and the DIP ABL Collateral Trustee’s professional fees shall be included in the Budget; provided,  however, that such included amounts (a) shall not constitute a cap on the amount of any such payments that the DIP Debtors are obligated to pay and (b) solely with respect to the professional fees of the DIP Debtors, any statutory committee appointed in the cases, the DIP Collateral Trustee, the DIP Notes Trustee, the DDJ Noteholders, the other Backstop DIP Noteholders and the DIP ABL Collateral Trustee, shall be excluded in any calculations for purposes of testing compliance with the Budget solely to the extent that such amounts exceed the projected amount set forth in the Budget.

Affirmative Covenants

The Operative DIP Facility Documents will contain affirmative covenants, in form and substance satisfactory to the DIP Collateral Trustee and the DIP Notes Trustee, as are customary for debtor in possession financings of this type, including the following:  financial statements and other reports (including Variance Reports), notice of default or event of default, litigation, ERISA and events reasonably expected to have a material adverse effect, preservation of existence, payment of taxes and other obligations, maintenance of properties, maintenance of insurance, access to properties and inspection rights, maintenance of books and records, compliance with laws, environmental disclosure and compliance, additional guarantors and collateral, further assurances, non-consolidation, cash management systems, activities of management, maintenance of underwriting guidelines, licenses and permits, key-person life insurance, maintenance of UL certification, payment of any amounts due as “adequate protection” (as such term is used in the Bankruptcy Code) for the use of the collateral securing the Prepetition ABL Obligations and the Prepetition Notes Obligations and Cash Collateral, delivery of all pleadings, motions, and other documents filed with the Bankruptcy Court on behalf of the DIP Debtors in the Chapter 11 Cases to the DIP Collateral Trustee and DIP Notes Trustee and their counsel, compliance with Budget, compliance with the Milestones (as defined below), compliance with terms of leaseholds, material contracts, appraisals, and administration of deposit accounts.

In addition, the Operative DIP Facility Documents will contain an affirmative covenant by the Issuer and each Guarantor to cause each of its direct and indirect subsidiaries to operate in the ordinary course of business.
Negative Covenants

The Operative DIP Facility Documents will contain negative covenants, in form and substance satisfactory to the DIP Collateral Trustee and the DIP Notes Trustee, as are customary for debtor-in-possession financings of this type, including, without limitation, the following:  limitations on debt and guarantees, limitations on liens, limitation on granting negative pledges, limitations on dividends, redemptions and repurchases with respect to capital stock, limitations on cancellation of debt and on prepayments, redemptions and repurchases of debt, limitations on restrictions on distributions from subsidiaries, limitations on investments, loans and advances, limitations on mergers, consolidations, dispositions and acquisitions, limitations on disposal of subsidiary interests, limitations on sale and lease-back transactions, limitations on transactions with affiliates, limitations on changes in business, limitations on holding company activities, limitations on amendment of constituent documents and documents governing material indebtedness, limitations on changes in accounting treatment and reporting practices or the fiscal year, limitations on cash management changes, limitations on changes to underwriting guidelines, limitations with respect to acquisition or changes to communication paths, limitations on activities related to anti-terrorism, OFAC and other similar laws, limitations on incurring or permitting additional super-priority claims or the grant of adequate protection (other than as provided herein), limitations on use of proceeds, and a restriction on capital expenditures (which will be set to permit any capital expenditures made in accordance with the Budget, subject to permitted variances).

In addition, the Operative DIP Facility Documents will contain negative covenants (a) prohibiting any transfers of property of any kind by any of the DIP Debtors to any of their non-Debtor affiliates and prohibiting any transfer to RII except as expressly set forth in the Budget to fund the DIP Debtors’ share of certain shared services and (b) prohibiting any of the direct or indirect subsidiaries of Issuer or the Guarantors from taking any action outside the ordinary course of business, including without limitation incurrence of indebtedness, granting of liens or pledges, paying dividends or making other payments, disposition or acquisition of any assets, the making of investments, repayment of debt prior to its stated maturity, and other actions to be identified therein.

Chief Restructuring Officer

For so long as the DIP Facility remains outstanding, unless the Required DIP Noteholders and the DIP ABL Agent otherwise agree, starting no later than fourteen (14) calendar days after the Petition Date, the DIP Debtors shall retain a chief restructuring officer reasonably acceptable to the Required DIP Noteholders and the DIP ABL Agent (the “CRO”), with such responsibilities and authority typically provided to chief restructuring officers in chapter 11 cases.  The DIP Noteholders, the DIP Trustees, and the DIP ABL Agent

shall be entitled to communicate directly with the CRO on any matter relating to the DIP Debtors, their businesses, or the restructuring process.
Events of Default

The Operative DIP Facility Documents will contain defaults and events of default (“Defaults” and “Event of Default”, respectively) as are customary for debtor-in-possession financings of this type, including without limitation, the events of default listed on Annex A.

Remedies

Upon the occurrence and during the continuance of an Event of Default, (i) the DIP Collateral Trustee or the DIP Notes Trustee may, in its sole and absolute discretion, immediately (a) deliver a notice of an Event of Default; (b) terminate the commitment to make any unfunded portion of the DIP Facility and refuse any requests by the DIP Debtors for withdrawals from the Proceeds Account except to fund regular payroll and other expenses critical to keep the business of the DIP Debtors operating in accordance with the Budget; (c) terminate the Operative DIP Facility Documents as to any future liability or obligation of the DIP Trustees and the DIP Noteholders; (d) accelerate the obligations to repay the DIP Facility, (e) declare the occurrence of the Termination Date, and/or (f) deliver a notice terminating the DIP Debtors’ ability to withdraw from the Proceeds Account and the DIP Debtors’ consensual use of Cash Collateral effective five (5) days after such delivery except that DIP Debtors’ consensual use of Cash Collateral in the Proceeds Account shall terminate immediately upon notice other than to fund regular payroll and other expenses critical to keep the business of the DIP Debtors operating in accordance with the Budget, and (ii) the automatic stay of section 362 of the Bankruptcy Code shall be terminated five (5) days after the DIP Collateral Trustee or DIP Notes Trustee delivers a notice of an Event of Default to the DIP Debtors, without further order of the Bankruptcy Court and without the need for filing any motion for relief from the automatic stay or any other pleading, for the purpose of permitting the DIP Collateral Trustee or the DIP Notes Trustee (or with the consent of the DIP Collateral Trustee, the Prepetition Notes Trustee and holders of the Prepetition Notes) to do any of the following:  (x) foreclose on the DIP Collateral (or if applicable, the Prepetition Collateral) and (y) enforce all of the rights under the Operative DIP Facility Documents (or if applicable, the Prepetition Notes Documents).  In any hearing on any request to re-impose or continue the automatic stay of section 362(a) of the Bankruptcy Code, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing under the Operative DIP Facility Documents, and the DIP Debtors shall waive their right to and shall not be entitled to seek relief, including, without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the DIP Collateral Trustee, the DIP Notes Trustee, or the DIP Noteholders (or, if applicable, the Prepetition Notes Trustee and the holders of the Prepetition Notes) as set forth in the Interim DIP Order or Final DIP Order (as applicable) or the Operative DIP Facility Documents (or, if applicable, the Prepetition Notes Documents).
Adequate Protection

Subject to the Carve-Out, as adequate protection of the interests of the Prepetition ABL Agent and the Prepetition ABL Lenders in the Notes Priority Collateral securing their claims under the Prepetition ABL Agreement, the DIP Debtors shall (i) pay interest and letter of credit fees currently and reasonable professional fees of the Prepetition ABL Agent and Prepetition ABL Lenders (whether incurred pre-petition or post-petition), solely using North America ABL Priority Collateral and not, in any event, funds from the Proceeds Account or otherwise that constitute proceeds of the DIP Notes, (ii) for diminution in value, provide for adequate protection replacement liens on the Notes Priority Collateral, (iii) for diminution in value, provide for super-priority expenses of administration senior to all other administrative expense claims (except as set forth in the last sentence of this paragraph), and (iv) provide such other adequate protection as is agreeable to the Prepetition ABL Agent and acceptable to the DIP Collateral Trustee, the DIP Notes Trustee, and the Required DIP Noteholders.

Subject to the Carve-Out, as adequate protection of the interests of the Prepetition Notes Trustee and the holders of the Prepetition Notes in the collateral securing their claims under the Prepetition Notes Indenture, the DIP Debtors shall (i) for diminution in value, provide for adequate protection replacement liens on the DIP Collateral, and (ii) for diminution in value, provide for super-priority expenses of administration senior to all other administrative expense claims (except as set forth in the last sentence of this paragraph).

The Prepetition Notes Trustee and the holders of the Prepetition Notes shall not be subject the equitable doctrine of marshaling, and, subject to the entry of the Final DIP Order (as defined below), shall not be subject to any rights, claims, charges, or liens arising under section 506(c) or “the equities of the case” exception of section 552(b) of the Bankruptcy Code.

The New Money DIP Obligations shall be payable in full in cash on the effective date of any confirmed plan of reorganization of the DIP Debtors except to the extent otherwise agreed by the DIP Noteholder holding the affect New Money DIP Obligations.  The Roll Up Obligations shall be payable in full in cash on the effective date of any confirmed plan of reorganization of the DIP Debtors unless the holders of two-thirds in amount of all Roll Up Obligations agree, on behalf of all holders of Roll Up Obligations, to a different treatment.

Final Order

No later than thirty-five (35) calendar days after the Petition Date (or such later date as the DIP Collateral Trustee and the DIP Notes Trustee may agree in their respective sole discretion), the Bankruptcy Court shall have entered a final order authorizing and approving the DIP Facility (the “Final DIP Order,” and, together with the Interim DIP Order, the “DIP Orders”) and the transactions contemplated thereby, which shall be in form and substance satisfactory to the DIP Collateral Trustee, the DIP Notes Trustee, and the Required DIP Noteholders, and shall include all approvals of the Interim DIP Order as well as those approvals subject to the entry of the final order, including approval of the Roll-Up Obligations.

Milestones

The Operative DIP Facility Documents and the DIP Orders shall provide that failure by the DIP Debtors to meet any of the following milestones (collectively, the “Milestones”) shall constitute an Event of Default under the Operative DIP Facility Documents: [4]

1.No later than ten (10) calendar days after the Petition Date, the Debtors shall file a motion (i) to approve the sale of the substantially all of the Debtors’ assets pursuant to Section 363 of the Bankruptcy Code (the “Sale”), and (ii) to approve sale and bidding procedures with respect to the Sale, in each case in form and substance satisfactory to the DIP Collateral Trustee and the Required DIP Noteholders in their respective sole discretion (the “Sale and Bid Procedures Motion”).  If the Sale includes any DIP ABL Priority Collateral, such Sale shall provide for the payment in full in cash of the Prepetition ABL Obligations and the DIP ABL Obligations at the closing thereof and shall otherwise be on terms and conditions acceptable to the DIP Collateral Trustee and the Required DIP Noteholders in their respective sole discretion.

2.No later than fourteen (14) calendar days after the Petition Date, the Debtors shall have selected and retained, subject to Bankruptcy Court approval, a CRO reasonably acceptable to the Required DIP Noteholders and the DIP ABL Agent, and thereafter the Debtors shall use commercially reasonable efforts to obtain such Bankruptcy Court approval reasonably promptly.

3.No later than thirty-five (35) calendar days after the Petition Date (subject to the Bankruptcy Court’s calendar), the Bankruptcy Court shall have entered an order granting the relief requested in the Sale and Bid Procedures Motion (such order, the “Bidding Procedures Order”), which shall, among other, things, (a) provide for the DIP Noteholders, at the direction of the Required DIP Noteholders, and Prepetition Noteholders, at the direction of the requisite percentage of the Prepetition Notes, to have the right to credit bid in the sale process for up to the full amount of their DIP Obligations and Prepetition Notes Obligations, as applicable, and (b) otherwise be acceptable to the DIP ABL Agent, the DIP Collateral Trustee and the Required DIP Noteholders in their respective sole discretion.  The Sale shall be conducted pursuant to

4 Revised to reflect the Milestones in the Interim Order.

the bidding procedures as set forth in the Bidding Procedures Order.

4.No later than seventy-five (75) calendar days after the Petition Date, the Debtors shall select a stalking horse bid acceptable to the ABL Agent, the DIP Collateral Trustee and the Required DIP Noteholders in connection with a further auction, which bid shall provide, at a minimum for the payment in full in cash of all Prepetition ABL Obligations and DIP ABL Obligations  (the “Stalking Horse Bid”) and obtain Bankruptcy Court approval of the Stalking Horse Bid and related bid protections, which shall be acceptable to  the DIP Collateral Trustee  and the Required DIP Noteholders in their respective sole discretion. The Milestone set forth in this Paragraph may be extended by the Required DIP Noteholders, in their sole discretion, for up to twenty-five (25) days so long as no Event of Default has occurred, and it may be waived by the Required DIP Noteholders, in their sole discretion, if they have made a bid for all or substantially all of Debtors’ assets (including the DIP ABL Priority Collateral) and such bid would otherwise meet the terms of a DIP Noteholders Credit Bid (as defined below).

5.No later than one hundred and thirty (130) calendar days after the Petition Date, the Debtors shall conduct an auction for substantially all of their assets (the “Auction”) in accordance with the Bidding Procedures Order.

6.No later than one (1) calendar day after the Auction concludes, the Debtors shall declare a “successful bidder” and “back-up bidder” for the Sale in accordance with the Bidding Procedures Order.

7.No later than five (5) calendar days after the conclusion of the Auction, the Bankruptcy Court shall have approved the Sale and entered an order authorizing and approving the Sale (the “Sale Order”) and the transactions contemplated thereby, in each case, in form and substance satisfactory to the Debtors, the DIP ABL Agent, the DIP Collateral Trustee, the DIP Notes Trustee, and the Required DIP Noteholders in their respective sole discretion; provided that the Debtors and the DIP Noteholders shall negotiate in good faith regarding the terms of a wind-down of the Debtors after consummation of the Sale (it being understand that the foregoing proviso does not obligation any of the parties to reach agreement on the terms of a wind-down).

8.The Sale shall close no later than one hundred and sixty (160) calendar days after entry of the Petition Date, and the Prepetition ABL Obligations and the DIP ABL Obligations shall be indefeasibly paid in full in cash at the closing of such Sale in accordance with the DIP ABL Loan Documents.

In the event the highest or otherwise best offer received by DIP Debtors in accordance with the Sale Procedures Order at the Auction provides for the payment in full of all Prepetition ABL Obligations and all DIP ABL Obligations (an “ABL Covering Bid”), and the liens in favor of the DIP Noteholders and the Prepetition Noteholders cannot or will not be consensually released upon the consummation of such ABL Covering Bid, the Required DIP Noteholders shall be obligated to make a credit bid, on behalf of all DIP Noteholders, for all or a portion of the DIP Debtors’ assets, which bid shall provide for the payment in full in cash of all Prepetition ABL Obligations and DIP ABL Obligations (unless otherwise agreed by the Prepetition ABL Agent or DIP ABL Agent, as applicable) at closing, shall be on terms and conditions reasonably acceptable to the DIP ABL Agent and Prepetition ABL Agent, and shall otherwise be on terms and conditions that in their totality are at least as favorable to the DIP Debtors and their estates as the highest or otherwise best third party bid, except that the credit bid of the applicable portion of the DIP Notes Obligations (and if applicable the Prepetition Notes Obligations) shall be treated as cash consideration (such bid, the “DIP Noteholders Credit Bid”).

Expenses

The Issuer and each Guarantor shall agree jointly and severally to pay (and the Budget shall provide for payment of) all reasonable and documented out-of-pocket costs, expenses and disbursements of the DIP Collateral Trustee, the DIP Notes Trustee, the Required DIP Noteholders,  and the other DIP Noteholders (with the consent of the Required DIP Noteholders) (which in each case shall include reasonable fees, expenses, and disbursements of counsel and any financial or strategic advisors or consultants): (i) in connection with the negotiation, preparation, execution, and delivery of any documents in connection with the Operative DIP Facility Documents, the DIP Noteholders Credit Bid, the purchase of all DIP Notes, and/or the Chapter 11 Cases, such costs and expenses including, without limitation, all due diligence, audit, insurance, appraisal, and consultant costs and expenses, and all search, filing, and recording fees, incurred or sustained by the DIP Collateral Trustee, the DIP Notes Trustee, and/or the DIP Noteholders in connection with the DIP Facility, the Operative DIP Facility Documents, the Prepetition Notes Documents and/or the DIP Noteholders Credit Bid or the transactions contemplated thereby, the administration of the DIP Facility and/or the Prepetition Notes Documents, and any amendment or waiver of any provision thereof (in each case, whether or not any such transactions are consummated), (ii) relating to financial diligence and third-party appraisers retained by or on behalf of any or all of the DIP Collateral Trustee, the DIP Notes Trustee, or the DIP Noteholders, in connection with the interpretation, enforcement, or protection of any of their rights and remedies under Operative DIP Facility Documents or in connection with DIP Notes made thereunder or under the Prepetition Notes Documents or the Prepetition Notes, and (iii)  in connection with the negotiation, preparation, execution, and delivery of any documents in connection with the Sale, including the DIP Noteholders Credit Bid.

The foregoing fees and expenses shall be subject to a 14-calendar-day review period in favor of the Committee and the Office of the United States Trustee.

Assignments

No consent of any Issuer or Guarantor required for any assignments or participations.  All assignments and participations in connection with the DIP Notes shall require a pro rata transfer of New Money DIP Notes, Roll-Up Notes, and Prepetition Notes.

Governing Law	State of New York.
Advisors to the DDJ Noteholders, the other Backstop DIP Noteholders and the Required DIP Noteholders	Latham & Watkins LLP, as counsel, and Alvarez & Marsal Securities LLC, as financial advisor.

Annex A

Events of Default under the DIP Facility shall include (in addition to those identified in the body of this Summary of Terms and Conditions), without limitation:

(a)          entry of an order without the prior consent of the DIP Collateral Trustee, the DIP Notes Trustee, and the Required DIP Noteholders amending, supplementing, or otherwise modifying any of the DIP Orders;

(b)          reversal, vacation, or stay of the effectiveness of any DIP Order;

(c)          the occurrence of any default or event of default under the DIP ABL Facility;

(d)          the filing of any motion by the DIP Debtors to dismiss the Chapter 11 Cases or convert the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or the dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(e)          termination, expiration, or shortening of the DIP Debtors’ exclusivity periods under section 1121 of the Bankruptcy Code;

(f)          appointment of a chapter 11 trustee for any of the DIP Debtors;

(g)          except as expressly provided in the Term Sheet, any sale of, or the filing of any motion to sell, all or any substantial portion of the DIP Debtors’ (or their direct or indirect subsidiaries) assets, including the equity of any direct or indirect subsidiary, outside the ordinary course of business pursuant to section 363 of the Bankruptcy Code or otherwise that does not provide for a committed transaction providing sufficient proceeds to cause the DIP Obligations and the Prepetition Notes Obligations to be paid in full in cash at the closing of such sale, taking into account the priority of such DIP Obligations and Prepetition Notes Obligations;

(h)          appointment of an examiner with enlarged powers relating to the operation of the business of any of the DIP Debtors;

(i)          the DIP Debtors fail to maintain sufficient cash, reserves, and projected borrowing capacity to pay all accrued administrative obligations and other administrative claims when due;

(j)          granting of relief from the automatic stay in the Chapter 11 Cases to permit foreclosure or enforcement on assets of the DIP Debtors having an aggregate value in excess of an amount to be agreed;

(k)          any DIP Debtor’s filing a motion requesting or supporting, or entry of an order granting, (1) any super-priority claim or lien which is senior to or pari passu with the DIP Obligations or the Prepetition Notes Obligations, or (2) additional or replacement financing, in each case if not permitted by the Operative DIP Facility Documents;

(l)          institution of any judicial proceeding, or the filing of any motion, by any DIP Debtor seeking to challenge the validity of any portion of the Operative DIP Facility Documents, the DIP Obligations, the Prepetition Notes Documents, or the Prepetition Notes Obligations or the applicability or enforceability of same or which seeks to void, avoid, limit, subordinate, or otherwise adversely affect any claim or security interest created by or in relation to the Operative DIP Facility

Documents or the Prepetition Notes Indenture or related documents or the entry of any order of the Bankruptcy Court having any such effect;

(m)         the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the DIP Collateral Trustee, the DIP Notes Trustee, the DIP Noteholders, the Prepetition Notes Trustee, or any holders of the Prepetition Notes, their respective claims, or the DIP Collateral or the Prepetition Notes Collateral, or the filing by any DIP Debtor of a motion supporting such allowance;

(n)          the payment of, or granting adequate protection with respect to, any pre-petition debt; provided,  however, that this paragraph shall not apply to any payments or granting of adequate protection with respect to the Prepetition Notes Obligations or the Prepetition ABL Obligations on the terms set forth herein or otherwise acceptable to the DIP Collateral Trustee, the DIP Notes Trustee, and the Required DIP Noteholders;

(o)          the filing of a plan (or, the proposal, support, or failure to oppose an unfiled plan) by any party of reorganization that does not provide for the payment in full of the DIP Obligations and the Prepetition Notes Obligations without the prior written consent of the DIP Collateral Trustee, the DIP Notes Trustee, and the Required DIP Noteholders;

(p)          failure to comply with the Budget (subject to the permitted variances described herein);

(q)          the liens or super-priority claims granted with respect to the DIP Obligations or the Prepetition Notes Obligations cease to be valid, perfected, and enforceable in any respect;

(r)          the entry of an order amending, supplementing, staying, vacating, or otherwise modifying the Bidding Procedures Order or any Sale Order, or any violation of any term or condition set forth in the Bidding Procedures Order or any Sale Order, in each case without the prior written consent of the DIP Collateral Trustee, the DIP Notes Trustee, and the Required DIP Noteholders, or the filing by any DIP Debtor of any motion or application seeking the entry of any such order without the prior written consent of the DIP Collateral Trustee, the DIP Notes Trustee, and the Required DIP Noteholders;

(s)          any breach of any provision of any DIP Order;

(t)          any breach of any covenants set forth herein or the covenants or other terms of the Operative DIP Facility Documents (including the Milestones), subject to cure periods for certain covenants to be mutually agreed; and

(u)          any DIP Debtor’s filing a motion requesting or supporting, or entry of an order granting, authorizing or approving, any action adverse to the DIP Collateral Trustee, the DIP Notes Trustee, the DIP Noteholders, the Prepetition Notes Trustee, or the holders of the Prepetition Notes or their rights and remedies or their interest in the DIP Collateral or the Prepetition Notes Collateral.